Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST NBC RECEIVES EXPECTED NOTIFICATION OF DEFICIENCY FROM NASDAQ
RELATED TO DELAY IN FILING 2015 FORM 10-K

NEW ORLEANS, LA (April 8, 2016) - First NBC Bank Holding Company (“First NBC”) (NASDAQ: FNBC), the holding company for First NBC Bank, announced today that it received a notification from the Nasdaq Stock Market (“Nasdaq”) informing First NBC that, because it had not timely filed its Annual Report on Form 10-K for the year ended December 31, 2015, it was not in compliance with Nasdaq Listing Rule 5250(c)(1). First NBC had previously disclosed in a filing made with the Securities and Exchange Commission on March 16, 2016 that its 2015 Form 10-K was not expected to be filed timely for the reasons described therein. The Nasdaq notification letter has no immediate effect on the listing or trading of First NBC’s common stock on the Nasdaq Global Select Market.

Under Nasdaq rules, First NBC has 60 calendar days from the date of the letter, or until June 3, 2016, to submit a plan to regain compliance. If its plan is accepted, First NBC may be eligible for a listing exception of up to 180 calendar days or until September 26, 2016 to regain compliance. If Nasdaq staff concludes that First NBC will be unable to cure the deficiency, or if First NBC determines not to submit the required materials or make the required representations, First NBC’s common stock will be subject to delisting by Nasdaq.

First NBC expects the audit of its 2015 consolidated financial statements to be completed, and its Annual Report on Form 10-K for the year ended December 31, 2015 to be filed, within the compliance period established by Nasdaq.

Finally, in the process of evaluating the impact of the errors disclosed by First NBC in the March 16, 2016 filing, the Audit Committee and management of First NBC have also determined that First NBC’s consolidated financial statements for the years ended December 31, 2014, 2013, 2012 and 2011, as well as each of the interim periods within the years ended December 31, 2015, 2014 and 2013, should no longer be relied upon. First NBC intends to include in its 2015 Annual Report on Form 10-K restated consolidated financial statements as of December 31, 2014 for the years ended December 31, 2014 and 2013, as well as restated Selected Financial Data and a discussion of the effect of the restatement over all covered periods. As a result, the Company does not intend to amend the previously issued quarterly or annual periodic reports for the periods indicated above. The estimated impact of the errors on current and prior periods remains under review and analysis. Contemporaneously with determining the ultimate impact to First NBC’s financial statements, the Company is working to remediate the issues that caused the errors. The Company is also assessing the impact of the identified errors on management's assessment of internal control over financial reporting for the year ended December 31, 2015 and the affected periods noted above and will include the Company's assessment in the 2015 Annual Report on Form 10-K.

About First NBC Bank Holding Company

First NBC, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. First NBC’s primary markets are the New Orleans metropolitan area, Mississippi Gulf Coast, and the Florida panhandle, which it serves from 39 full service banking offices located throughout its markets and a loan production office in Gulfport, Mississippi.

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of management of First NBC with respect to future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of First NBC - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to First NBC's ability to submit a plan of compliance that will be approved by the Nasdaq staff, its ability to complete the 2015 audit and filing of the 2015 Annual Report on Form 10-K within its projected timeframe, its ability to maintain listing of its securities on Nasdaq, its ability to comply with all other listing rules applicable to it and other factors included in filings made by First NBC with the Securities and Exchange Commission, including those risk factors set forth in First NBC’s Annual Report on Form 10-K for the year ended December

31, 2014. Forward-looking statements speak only as of the date they are made. Copies of First NBC’s reports filed with the SEC are available in the Investor Relations section of First NBC’s website, www.firstnbcbank.com. First NBC undertakes no duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

For further information contact:
First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com